Pacific Select Fund NSAR 06-30-09
EXHIBIT 77Q1(a)
MATERIAL AMENDMENTS TO REGISTRANT'S CHARTER OR BYLAWS


WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND


RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the Trust), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (Declaration of Trust), having heretofore divided the shares of beneficial interest of the Trust by designating and establishing eleven separate Series, to be known as the Pacific Dynamix Conservative Growth, Pacific Dynamix Moderate Growth, Pacific Dynamix Growth,
 PD Aggregate Bond Index Portfolio, PD High Yield Bond Index Portfolio, PD Large-Cap Growth Index Portfolio, PD Large-Cap Value Index Portfolio, PD Small-Cap Growth Index Portfolio, PD Small-Cap Value Index Portfolio, PD International Large-Cap Portfolio and PD Emerging Markets Portfolio effective May 1, 2009, such new Series to have the relative rights and preferences set forth in Subsections (a) through (e) of Section 6.2 of the Declaration of Trust.

	IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 31st day of March, 2009.



/s/ James T. Morris				/s/ Frederick L. Blackmon
James T. Morris					Frederick L. Blackmon
Trustee	 					Trustee



/s/ Gale K. Caruso				/s/ Lucie H. Moore
Gale K. Caruso					Lucie H. Moore
Trustee						Trustee



/s/ Nooruddin S. Veerjee			/s/ G. Thomas Willis
Nooruddin S. Veerjee 				G. Thomas Willis
Trustee						Trustee







The following documents are included in Registrant's Form Type N1A/A, Accession No. 0000892569-09-000405 filed on April 16, 2009, and incorporated by reference herein:

Written Instrument Amending the Amended and Restated Agreement and Declaration of Trust for the Mid-Cap Value Portfolio and American
Funds Asset Allocation Portfolio.